EXHIBIT 99.1

PACIFIC ETHANOL, INC. ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Highlights

•	Net income grew to $3.0 million compared to a net loss of $0.6 million in Q1 of 2006
•	EPS of $0.05 per diluted share
•	Net sales for Q1 of 2007 up 160% over Q1 of 2006 and up 23% from Q4 of 2006
•	Gross margin exceeded 15%
•	EBITDA for Q1 of 2007 reached $4.8 million compared to EBITDA of negative $0.5 million for Q1 of 2006
•	Gallons sold nearly doubled from Q1 2006 to 37.5 million gallons
•	Four plants now under construction and on schedule to achieve production capacity goal of 220 million gallons per year by mid-2008

Sacramento, CA, May 9, 2007 - Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the largest West Coast-based marketer and producer of ethanol, today announced its financial results for the quarter ended March 31, 2007.

Three Months Ended March 31, 2007

For the quarter ended March 31, 2007, the Company reported net sales of $99.2 million, an increase of $61.0 million, or 160%, compared to $38.2 million for the same period in 2006. This increase in net sales resulted from an increase in the Company’s sales volume of 17.7 million gallons, or 89%, to 37.5 million gallons, compared to 19.8 million gallons for the same period in 2006. The Company’s average sales price of ethanol grew by $0.42 per gallon, or 22%, to $2.34 per gallon compared to an average sales price of $1.92 per gallon in the first quarter of 2006. Gross profit for the first quarter of 2007 totaled $15.3 million compared to $2.3 million in the first quarter of 2006. Gross profit margin increased to 15.5% for the first quarter of 2007 compared to 6.1% for the same period in 2006. The increases in gross profit and gross profit margin are the result of higher producer margins obtained from sales from the Company’s ethanol production facility and the contribution of its interest in Front Range Energy, LLC, complemented by the Company’s ethanol marketing business and risk management programs.

Net income for the first quarter of 2007 was $3.0 million compared to a net loss of $0.6 million for the first quarter of 2006. Income available to common stockholders for the first quarter of 2007 was $1.9 million compared to a loss available to common stockholders of $0.6 million for the first quarter of 2006. The Company reported diluted earnings per common share of $0.05 for the first quarter of 2007 as compared to a net loss per common share of $0.02 for the same period in 2006. The Company’s weighted-average number of diluted shares outstanding for the first quarter of 2007 totaled 40.6 million. Several costs totaling $1.7 million were unique to the quarter, including a portion of the expenses associated with SOX Section 404 compliance work, the move to the Company’s new corporate headquarters in Sacramento, California, and accelerated amortization of deferred financing costs associated with the expiration of a term loan agreement.

The Company’s CEO, Neil Koehler, observed that, “We are pleased with our first quarter results, which saw net sales more than double year over year and represented 23% sequential growth from the fourth quarter of last year. These financial results are a direct result of our marketing and logistics efforts to provide ethanol to more markets than ever in the West. Our Madera plant and the Front Range facility have been consistent producers, and execution and progress on our construction projects in California, Idaho and Oregon continue on schedule. Our Columbia plant in Boardman, Oregon is on schedule to begin operations by the end of the second quarter and to positively impact results in the second half of the year. We are seeing our destination model delivering promised benefits as we meet the fuel and feed demands of our local Western markets as a low-cost producer. The regulatory environment in the areas we serve continues to support greater ethanol use and the current pricing environment provides a strong incentive for blenders to increase discretionary ethanol use. Our risk management programs substantially benefited our performance in the first quarter. We have added talented management and professionals, as exemplified by our recent appointment of Doug Jeffries as CFO. Our cost-control efforts are ongoing and we expect our selling, general and administrative expenses as a percentage of net sales to decline in coming quarters as we expand our marketing and production operations.”

Reconciliation of EBITDA to Net Income

This press release contains, and the Company’s conference call will include, references to unaudited earnings before interest, taxes, depreciation and amortization (EBITDA), a financial measure that is not in accordance with generally accepted accounting procedures (“GAAP”). The table set forth below provides a reconciliation of EBITDA to net income. Management believes that EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on quarter-over-quarter basis. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Earnings Call
The Company will host a live conference call at 10:00 AM EST on May 10, 2007. To listen to the conference call by phone, United States callers may dial 866-203-3436. International callers may dial 617-213-8849. All callers should enter access code 57903501.

A link the live audio web-cast of the Company’s earnings conference call may be found on the Company’s website at www.pacificethanol.net.

Approximately one hour after the conclusion of the call, an audio replay of the call will be available. To listen to the replay by phone, United States callers may dial 888-286-8010. International callers may dial 617-801-6888. All callers should enter access code 27469482. The replay will be available through May 24, 2007.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol. Pacific Ethanol has an ethanol plant in Madera, California, and has four additional plants under construction in Boardman, Oregon; Burley, Idaho; in the Imperial Valley near Calipatria, California; and in Stockton, California. Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to its growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed. In February 2007, Pacific Ethanol obtained a $325 million credit facility to provide financing for its first five ethanol production facilities. Pacific Ethanol’s goal is to achieve 220 million gallons per year of ethanol production capacity by the middle of 2008 and to increase total production capacity to 420 million gallons per year by the end of 2010. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete, in a cost-effective manner, construction of its four ethanol plants under construction; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its other planned ethanol production facilities; the ability of Pacific Ethanol to timely complete its ethanol plant build-out program and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

(tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales (including $5,972 and $5,860 for the three months ended March 31, 2007 and 2006, respectively, to a related party)	$99,242	$38,239
Cost of goods sold	83,901	35,914
Gross profit	15,341	2,325
Selling, general and administrative expenses	9,502	2,984
Income (loss) from operations	5,839	(659)
Other income, net	75	47
Income (loss) before non-controlling interest in variable interest entity	5,914	(612)
Non-controlling interest in variable interest entity	(2,939)	—
Net income (loss)	$2,975	$(612)
Preferred stock dividends	$(1,050)	$—
Income (loss) available to common stockholders	$1,925	$(612)
Net income (loss) per share, basic and diluted	$0.05	$(0.02)
Weighted-average shares outstanding, basic	40,346	29,587
Weighted-average shares outstanding, diluted	40,632	29,587

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
ASSETS	2007	2006
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$30,175	$44,053
Investments in marketable securities	19,974	39,119
Accounts receivable, net (including $1,727 and $1,188 as of March 31, 2007 and December 31, 2006, respectively, from a related party)	23,242	29,322
Restricted cash	645	1,567
Inventories	16,906	7,595
Prepaid expenses	965	1,053
Prepaid inventory	2,543	2,029
Other current assets	3,371	2,307
Total current assets	97,821	127,045
Property and Equipment, Net	248,462	196,156

Other Assets:
Restricted cash	101,435	24,851
Deposits and advances	49	9,040
Goodwill	85,307	85,307
Intangible assets, net	8,466	10,155
Other assets	9,293	1,266
Total other assets	204,550	130,619
Total Assets	$550,833	$453,820

* Amounts derived from the audited financial statements for the year ended December 31, 2006.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	March 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2007	2006
	(unaudited)	*
Current Liabilities:
Accounts payable - trade	$30,750	$11,483
Other liabilities - related parties	5,217	9,422
Accrued payroll	947	766
Current portion - notes payable	4,315	4,125
Other current liabilities	7,360	4,798
Total current liabilities	48,589	30,594

Notes payable, net of current portion	103,667	28,970
Deferred tax liability	1,091	1,091
Other liabilities	-	357
Total Liabilities	153,347	61,012
Commitments and Contingencies (Note 10)
Non-controlling interest in variable interest entity	95,760	94,363

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; 5,250 shares issued and outstanding as of March 31, 2007 and December 31, 2006	5	5
Common stock, $0.001 par value; 100,000 shares authorized; 40,560 and 40,269 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	41	40
Additional paid-in capital	399,851	397,535
Other comprehensive income (loss)	(416)	545
Accumulated deficit	(97,755)	(99,680)
Total stockholders’ equity	301,726	298,445
Total Liabilities and Stockholders’ Equity	$550,833	$453,820

* Amounts derived from the audited financial statements for the year ended December 31, 2006.

Reconciliation of EBITDA to Net Income (Loss)

	March 31,	March 31,
(In thousands) (Unaudited)	2007	2006

Net income (loss)	$2,975	$(612)
Adjustments:
Interest expense*	316	2
Interest income*	(1,673)	(59)
Income taxes	--	--
Depreciation and amortization expense*	3,184	215
Total adjustments	1,827	158
EBITDA	$4,802	$(454)
__________
* adjusted for non-controlling interest.

Commodity Price Performance
	March 31,	March 31,
(Unaudited)	2007	2006

Ethanol sales (million gallons)	37.5	19.8

Ethanol sales price per gallon	$2.34	$1.92

Delivered corn cost per bushel	$3.69	$—
Average basis	0.59	—
Corn cost - CBOT equivalent	$3.10	$—

Co-product return % (1)	30.9%	—

Production commodity margin per gallon (2)	$1.43	$—

(1) Co-product revenue as a percentage of delivered cost of corn
(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)

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